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                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549

                                  ------------------

                               SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


               Filed by the Registrant  [ x ]

               Filed by a Party other than the Registrant  [  ]

               Check the appropriate box:
               [ x ]     Preliminary Proxy Statement
               [   ]     Confidential, for Use of the Commission Only
                             (as permitted by Rule 14a-6(e)(2))
               [   ]     Definitive Proxy Statement
               [   ]     Definitive Additional Materials
               [   ]     Soliciting Material Pursuant to Section  240.14a-11(c)
                             or Section 240.14a-12

                                 MIDISOFT CORPORATION
      -------------------------------------------------------------------------
                   (Name of Registrant as Specified in Its Charter)


      -------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
  [ x ]  No fee required
  [   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

                              CALCULATION OF FILING FEE

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                              PER UNIT PRICE OR OTHER
                                                                UNDERLYING VALUE OF           PROPOSED
     TITLE OF EACH CLASS OF        AGGREGATE NUMBER OF         TRANSACTION COMPUTED            MAXIMUM
      SECURITIES TO WHICH          SECURITIES TO WHICH         PURSUANT TO EXCHANGE      AGGREGATE VALUE OF
      TRANSACTION APPLIES:         TRANSACTION APPLIES:           ACT RULE 0-11:            TRANSACTION:          TOTAL FEE PAID
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
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

[  ]   Fee paid previously with preliminary materials.
[  ]   Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


Amount Previously Paid:                           Filing Party:
                            -----------------                    ---------------

Form, Schedule or
Registration Statement No:                        Date Filed:
                            -----------------                    ---------------

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

                                 MIDISOFT CORPORATION

                           1605  SAMMAMISH ROAD, SUITE 205
                             ISSAQUAH, WASHINGTON  98027
                                   SEPTEMBER 9, 1998









Dear Shareholders:

     On behalf of the Board of Directors and management, I cordially invite you to attend the Midisoft Corporation 1998 Annual Meeting of Shareholders to be held on Friday, October 30, 1998 at 2:00 p.m. Pacific standard time at the Issaquah Holiday Inn, 1801 12th Avenue NW, Issaquah, Washington.

     The matters to be acted upon are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. At the Annual Meeting, we will also report on Midisoft's operations and respond to any questions you may have.

     While each of the matters you are being asked to decide is important, the amendment to the Articles of Incorporation is particularly significant and urgent. The purpose of the amendment is to provide the Company with the flexibility to issue Common Stock for such corporate purposes as raising equity capital or making acquisitions. The Board of Directors and management believes acquisitions of certain technology, product lines and in some cases a company's assets is an efficient method to expand market opportunities, leverage brand equity and improve margins while eliminating duplicate overhead. By pursuing a well-timed acquisition strategy, these improved capabilities can lead to improved operating results. The Company's ability to act quickly to undertake any of these actions and avoid the time and expense of seeking shareholder approval for each contemplated action is critical. The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock will be required to approve this amendment to the Company's Articles of Incorporation.


     THE ULTIMATE SUCCESS OF THE COMPANY DEPENDS UPON THE ABILITY TO PURSUE OPPORTUNITIES WHICH REQUIRE THE AVAILABILITY OF COMMON STOCK AS A MEDIUM OF EXCHANGE. The Board of Directors STRONGLY recommends a vote in favor of approving the amendment and I urge you to vote FOR the amendment.


     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE TO ENSURE THAT YOUR VOTE IS COUNTED. IF YOU ATTEND THE ANNUAL MEETING, YOU WILL OF COURSE, HAVE THE RIGHT TO VOTE YOUR SHARES IN PERSON.

                                        Very truly yours,

                                        /s/ Larry Foster

                                        Larry Foster
                                        PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                        CHAIRMAN OF THE BOARD

                                 MIDISOFT CORPORATION

                           1605  SAMMAMISH ROAD, SUITE 205
                             ISSAQUAH, WASHINGTON  98027

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD OCTOBER 30, 1998


     To the Shareholders:

          The Annual Meeting of the Shareholders of Midisoft Corporation (the "Company") will be held at the Issaquah Holiday Inn, 1801 12th Avenue NW, Issaquah, Washington on Friday, October 30, 1998, at 2:00 p.m. Pacific standard time for the following purposes:

          1.   To elect two directors to the Company's Board of Directors;

          2. To ratify the selection of PriceWaterhouseCoopers LLP as the Company's independent accountants;

          3. To amend the Articles of Incorporation to authorize a total of 25 million shares of Common Stock;

          4. To approve a proposed amendment to the Company's 1989 Stock Option Plan reserving an additional 500,000 shares of Common Stock under the Plan;

          5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The record date for the Annual Meeting is August 31, 1998. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual meeting or any adjournment or postponement thereof.


                                        By Order of the Board of Directors,

                                        /s/ Marsha Murry

                                        SECRETARY OF THE CORPORATION



Issaquah, Washington
September 9, 1998

                                YOUR VOTE IS IMPORTANT

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT THAT YOU SHOULD ATTEND THE ANNUAL MEETING.

                                 MIDISOFT CORPORATION

                                   PROXY STATEMENT
                                         FOR
                            ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD OCTOBER 30, 1998


GENERAL

     This Proxy Statement is furnished by the Board of Directors of Midisoft Corporation, a Washington corporation (the "Company"), to the holders of common stock of the Company (the "Common Stock"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company for the fiscal year ended December 31, 1997 (the "Annual Meeting"), to be held at 2:00 p.m. (Pacific standard time) on Friday, October 30, 1998, at the Issaquah Holiday Inn, 1801 12th Avenue NW, Issaquah, Washington and at any adjournment thereof.

REVOCABILITY OF PROXIES

     A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy card to the Secretary of the Company prior to the Annual Meeting, or attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder's directions if the proxy is duly executed and returned prior to the Annual Meeting. If no directions are specified, the shares will be voted (i) "FOR" the election of the Directors recommended by the Board of Directors, (ii) "FOR" selection of PriceWaterhouseCoopers LLP as the Company's independent accountants, (iii) "FOR" amending the Articles of Incorporation to authorize a total of 25 million shares of Common Stock, (iv) "FOR" ratification of an amendment to the Company's 1989 Stock Option Plan reserving an additional 500,000 shares of Common Stock for issuance under the Plan, and (v) in accordance with the discretion of the named proxies on other matters properly brought before the Annual Meeting.

QUORUM AND VOTING

     The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Under Washington law and the Company's Articles of Incorporation, if a quorum is present, a nominee for election to a position on the Board of Directors will be elected as a Director if the votes cast for the nominee exceed the votes cast against the nominee and exceed the votes cast for any other nominee for that position. Abstentions and "broker non-votes" (shares held by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. An abstention from voting and broker non-votes will have the legal effect of neither a vote for nor against the nominee. Proxies and ballots will be received and tabulated by TransSecurities International, Inc., the Company's transfer agent.

     This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about September 29, 1998.

SOLICITATION OF PROXIES

     The expense of preparing, printing, and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers, and other employees of the Company, without additional remuneration, in person, or by telephone, or facsimile transmission. The Company will also request brokerage firms, banks nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of Common Stock as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. The Company may retain the services of a proxy solicitation firm to assist with the solicitation of proxies in connection with this Proxy Statement. Solicitation may be by means of mail, telephone or personal contact. If the Company elects to utilize the services of a proxy solicitation firm, the Company would retain W. F. Doring & Company, which would receive a fee estimated to be $3,000 plus out-of-pocket expenses. Your cooperation in promptly signing and returning the enclosed proxy card will help avoid additional expense.

RECORD DATE AND OUTSTANDING SHARES

     At August 1, 1998, the Company had 6,313,797 shares of Common Stock outstanding. Each share of Common Stock entitles the holder thereof to one vote. Only shareholders of record at the close of business on August 31, 1998, will be entitled to notice of, and to vote at, the Annual Meeting.

THE DIRECTORS.

INFORMATION ABOUT THE NOMINEES FOR TERMS EXPIRING 2001

     LARRY FOSTER (age 53), has been a Director of the Company since May 1995. He has served as the Company's President and Chief Operating Officer since September 1995 and as the Company's Chief Executive Officer and Chairman of the Board since March 1996. From November 1992 until July 1995, Mr. Foster served as President and Chief Executive Office of Remote Input Solutions, Inc. Prior to that, Mr. Foster was the founder and Chief Executive Officer of genSoft Corporation. From February 1985 to August 1990, he was Senior Vice President of Merchandising for Egghead Software.

     MARSHA MURRY (age 50), has been a Director of the Company since July 1993. Ms. Murry is the principal of Accelerated Edge, a privately held consulting firm which she founded in January 1981. From May 1992 to August 1994, she was Strategic Product Manager for Autodesk, Inc. Ms. Murry served as Vice President of Marketing and Business Development of the Company from February 1988 to August 1990 and as its Secretary from February 1989 to July 1991. From August 1990 to October 1991, she was a Product Manager for Teltone Corporation and between April 1985 and March 1987 a Resource Manager for ESCA Corporation.

     The Board of Directors unanimously recommends a vote FOR the Director Nominees.

INFORMATION ABOUT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

TERMS EXPIRE 1999:

     ROBERT ORBACH (age 45), is the President and founder of B.Orbach Inc. founded in May 1990. The company's primary business is to establish and create strategic alliances for technology companies. Working with start-up and established companies, Mr. Orbach has developed business relationships and technology licensing as well as funding and marketing activities. The company has been profitable since its inception. Mr. Orbach is currently on the Board of Innovus (INUS). He also serves on the boards of several private companies, SiliconAlly.com, SecureWin Technology, in-10city, and K2B Technologies. He is also on the advisory board of Toptier Software. From 1992 to 1995, Mr. Orbach was a founding board member of Digital Pictures, Inc. based in San Mateo, CA. Six months after Mr. Orbach resigned from their board, Digital Pictures filed for protection under Chapter 11 of the bankruptcy code.

     J. LARRY SMART (age 50), has been a director since December 1997. Mr. Smart has served as President and Chief Executive Officer of Visioneer, Inc. since April 1997. Mr. Smart served as Chairman, President and Chief Executive Officer of Micropolis/StreamLogic Corporation from July 1995 to March 1997. Mr. Smart served as President and Chief Executive Officer of Maxtor Corporation from April 1994 through March 1995. Mr. Smart is currently a Director of Savior Technology and International Manufacturing Services.

TERM EXPIRES 2000:

     JOHN BAUER (age 58), has been a Director of the Company since March 1997. Mr. Bauer has been Executive Vice President and Chief Financial Officer of Nintendo of America Inc. since May 1994. From 1979 to 1994, he served as Managing Partner of the Seattle office and Northwest region of Coopers & Lybrand. Mr. Bauer is President of the Chief Seattle Council of the Boy Scouts of America, and previously served as Chairman of the Board of Trustees of Saint Edward's University in Austin, Texas. He is also a member of the Board of Directors of Odyssey, a contemporary maritime museum, and the Accounting Development Fund at the University of Washington.

COMPENSATION OF DIRECTORS

     No employee of the Company receives any additional compensation for his services as a director. Non-management directors receive a fee of $500 per meeting attended in person, $250 for participating by telephone and $250 for attending committee meetings. In December 1997, the Board of Directors authorized the payment of a quarterly retainer of $1,500 to each independent director in addition to fees described above. The by-laws provide for payment of reasonable travel or other out-of-pocket expenses incurred by non-management directors in attending meetings of the Board of Directors. Upon being appointed or elected to the Board of Directors, a non-employee director receives a one-time stock option grant to purchase 30,000 shares of Common Stock at an exercise price which is equal to the market price of the Common Stock as of the date of grant. At the end of each year of service on the Board, non-employee directors receive an additional option to purchase 30,000 shares of Common Stock at an exercise price which is equal to the market price of the Common Stock as of the date of grant. All options are non-qualified stock options granted under the Company's 1989 Stock Option Plan. A grant of 30,000 shares was awarded to Mr. Smart on December 16, 1997 upon his appointment to the Board. Messrs. Bauer and Parsons and Ms. Murry each received grants of 30,000 shares on January 2, 1998 for compensation for services during 1997.

     For their service in 1997, Messrs. Bauer and Smart, directors; and A. Peter Parsons and Stephen Sedmak, former directors, received $1,500, $500, $1,500 and $1,500 respectively and Ms. Murry received $2,250 in compensation for Board meetings and committee meetings attended.

     In addition, Accelerated Edge, a firm in which Ms. Murry is principal, and Davis Wright Tremaine, a firm in which Mr. Parsons is a partner, provided services to the Company totaling $1,371.27 and $15,907.02 respectively in 1997.

INFORMATION ON COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has standing a Compensation and Option Committee and an Audit Committee. The members of each Committee and the functions performed thereby are described below:

     COMPENSATION AND OPTION COMMITTEE. The Compensation and Option Committee is comprised of Ms. Murry and Mr. Smart. A third member will be appointed at the next board meeting, tentatively scheduled for October 30, 1998. The Compensation and Option Committee establishes salaries, incentives and other forms of compensation for directors and officers of the Company, administers the 1989 Option Plan and recommends policies relating to the Company's benefit plans. The Compensation and Option Committee met once in 1997.

     AUDIT COMMITTEE. The Audit Committee is comprised of Messrs. Bauer and Ms. Murry. A third member will be appointed at the next board meeting, tentatively scheduled for October 30, 1998. The Audit Committee oversees the engagement of the Company's independent auditors and, together with the Company's independent auditors, reviews the Company's accounting practices, internal accounting controls and financial results.

     During 1997 there were 6 meetings of the Board of Directors and committees and each director attended all Board Meetings and meetings of Committees on which they served (excluding recusals), except Messrs. Bauer and Parsons, who each missed one Board Meeting.

COMPENSATION AND OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Option Committee of the Board of Directors is responsible for establishing the compensation for the Company's executive officers and making recommendations concerning such compensation to the Board of Directors. The Committee is composed of two independent non-employee directors, Ms. Murry and Mr. Smart.

     The underlying objectives of the Company's compensation strategy are to attract and retain the best possible executive talent, to motivate those executives to achieve optimum operating performance for the Company, to link executive and stockholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results. There are three components to the Company's executive compensation: base salary, long-term incentives in the form of stock options, and incentive (bonus) payments.

     BASE SALARY: Base salary for each executive officer was subjectively determined by an assessment of his or her sustained performance, advancement potential, experience, responsibility, scope and complexity of the position, and current salary in relation to salary levels for comparable positions at software companies, based on the Committee's general awareness of such salary levels.

     LONG-TERM INCENTIVES: The long-term performance-based compensation of executive officers takes the form of option awards under the Company's 1989 Stock Option Plan. The Compensation and Option Committee believes that the equity-based compensation ensures that the Company's executive officers have a continuing stake in the long-term success of the Company. All options granted by the Company have been granted with an exercise price equal to or in excess of the market price of the Company's Common Stock as determined by the Compensation and Option Committee prior to the Company's initial public offering and by the Nasdaq closing price through September 9, 1997, when the Company's stock was delisted from the Nasdaq National Market. In September, 1997, after the delisting, an ad hoc committee of three non-employee members of the Board met and determined the fair market value of the common stock of the Company to be $0.75 per share in accordance with Article VI of the Company's 1989 Incentive Stock Option Plan and Nonstatutory Stock Option Plan. The committee agreed to recommend to the Board of Directors the cancellation and reissue of options outstanding under the program at that exercise price. The committee believes that equity interests are a significant factor in the Company's ability to attract and retain key employees that are critical to the Company's long-term success and that the volatility of the stock price following the delisting has significantly deminished the potential value of the existing options. The Board agreed on December 16, 1997 to adopt the recommendation of the ad hoc committee, subject to consultation with its auditors and legal counsel. Upon conclusion of these consultations, the board authorized the cancellation of the old options and grant of the re-issued options at its meeting on April 9, 1998. All options have been granted at exercise prices at or above the closing bid price on the date of grant. Vesting is used to encourage employees to continue in the employ of the Company. In 1997, the Committee granted options to purchase 100,000 shares vesting immediately, options for 50,000 shares vesting over four years and options for 100,000 shares to be granted upon achievement of certain performance criteria to Mr. Larry Foster, Chief Executive Officer and Chairman of the Company. The 100,000 fully vested options were exercised in August 1997 at an exercise price of $1.09375 per share and will not be subject to the cancellation-reissue program authorized by the Board. All other options held by Mr. Foster were covered by the cancellation and reissue program. No other options were awarded to any executive officer whose compensation exceeded $100,000 in 1997.

     ANNUAL INCENTIVES: To date, the Committee has not established an annual incentive or bonus plan for the Company's executive officers.

EXECUTIVE OFFICERS

     The executive officers of the Company, and their ages as of April, 1998, are as follows:

NAMES            AGE     POSITION
-----            ---     --------
Larry Foster      53     President, Chief Executive Officer and Chairman of the
                         Board of Directors

Gary Cully        47     Vice President, Finance and Chief Financial Officer

     For information regarding Mr. Foster see "--Information About Directors
--."


     Gary Cully (age 47), Vice President, Finance and Chief Financial Officer joined the Company in January 1998. From 1996 to 1998, Mr. Cully worked as a consultant for Mentor Graphics, a major developer of design automation software, in M&A integration and information technology. Mr. Cully was Chief Financial Officer of Prism Group, Inc. from 1994 to 1996. After Mr. Cully's departure, certain subsidiaries of Prism filed for protection under Chapter 7 of the bankruptcy code and Prism Group, Inc. ceased all operations. Mr. Cully was also Chief Financial Officer of Omega Environmental, where his responsibilities included financial controls, M&A evaluation and establishing operations in Latin America. He was Corporate Controller of North American Energy Services from 1989 to 1991 and Division Controller with Fletcher International from 1991 to 1993. He was employed by Tektronix, Inc. where he held financial management positions in international operations, information systems development and manufacturing operations from 1975 to 1988 .

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership ("Forms 3") and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company ("Forms 4"). Officers, directors, and greater than 10% shareholders of the Company are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with during 1997.

EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table sets forth certain information with respect to compensation paid by the Company for the fiscal year ended December 31, 1997 and for the prior two fiscal years to Larry Foster, the Company's Chief Executive Officer. No other executive officer received cash compensation in excess of $100,000 for services performed during the fiscal year ended December 31, 1997.

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                        ANNUAL COMPENSATION                              ------
                                        -------------------                            SECURITIES
 NAME & PRINCIPAL                                                 OTHER ANNUAL         UNDERLYING        ALL OTHER
     POSITION            YEAR        SALARY($)       BONUS($)    COMPENSATION($)       OPTIONS(#)     COMPENSATION($)
     --------            ----        ---------       --------    ---------------       ----------     ---------------
Larry Foster,            1997        $120,000          --             --                150,000             --
  President,  Chief      1996        $117,692          --             --                 75,000             --
  Executive Officer &    1995         $26,126          --             --                125,000             --
  Chairman (1)

(1) Mr. Foster has been a Board member since May 1995 and an employee as of September 1995 in the position of President and Chief Operating Officer. Effective March 1996, Mr. Foster was appointed as Chief Executive Officer and Chairman.

GRANTS OF STOCK OPTIONS

      The following table sets forth certain information regarding stock options granted during the fiscal year ended December 31, 1997 to Mr. Foster.

                          OPTION GRANTS IN LAST FISCAL YEAR

                                                         Individual Grants
                                                         -----------------
                         Number of Securities       Percent of Total Options
                          Underlying Options        Granted to Employees in
                              Granted (#)                 Fiscal Year             Exercise Price($/Share)       Expiration Date
                              -----------                 -----------             -----------------------       ---------------
 Larry Foster                   100,000                      21.3%                       $1.09375                  05/16/07
                                 50,000                      10.7%                       $1.09375                  05/19/07

EXERCISES OF STOCK OPTIONS AND YEAR-END VALUES

     The following table sets forth certain information regarding stock options exercised during the fiscal year ended December 31, 1997 and options held as of December 31, 1997 by Mr. Foster.

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                                                 Number of Securities Underlying        Value of  Unexercised
                                                                     Unexercised Options at            In-the-Money Options at
                                                                        December 31, 1997                 December 31, 1997
                                                                        -----------------                 -----------------


                                Shares
                              Acquired on         Value
Name                          Exercise (#)    Realized ($)      Exercisable      Unexercisable     Exercisable     Unexercisable
----                          ------------    ------------      -----------      -------------     -----------     -------------
Larry Foster                   100,000        $78,125 (1)          81,250          168,750                 --                --

(1) Based on the closing bid price of the Common Stock on the date of exercise minus the exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning beneficial ownership of the Common Stock by (i) persons known by the Company to beneficially own 5% or more of the outstanding Common Stock as of August 12, 1998, (ii) each Director, (iii) each Executive Officer, and (iv) all Executive Officers and Directors of the Company as a group. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                      SHARES
                                                   BENEFICIALLY      PERCENT OF
     NAME AND ADDRESS                                 OWNED            CLASS
     ----------------                                 -----            -----
     Larry Foster (1)                                181,250            2.8%
     Gary Cully                                            0             *
     John Bauer(2)                                    40,000             *
     Marsha Murry(3)                                 104,208            1.6%
     Bobby Orbach (4)                                 37,500             *
     J. Larry Smart (5)                               30,000             *
     B. P. Software, Ltd. (6)
        15851 Dallas Parkway, St. 1120
        Dallas, Texas  75248                       8,384,615           57.0%
     Dimensional Fund Advisors, Inc.
        1299 Ocean Avenue, 11th Floor
        Santa Monica, CA  90401                      334,400            5.0%

     All directors and executive officers
        as a group (six persons)(7)                  392,958            5.9%

*    Less than 1%.

---------------------------

     (1) Includes 81,250 shares issuable upon exercise of options that are exercisable within 60 days.
     (2) Consists of 40,000 shares issuable upon exercise of options that are exercisable within 60 days.
     (3) Includes 63,875 shares issuable upon exercise of options that are exercisable within 60 days.
     (4) Consists of 37,500 shares issuable upon exercise of options that are exercisable within 60 days.
     (5) Consists of 30,000 shares issuable upon exercise of options that are exercisable within 60 days
     (6) Consists of 6,089,744 shares issuable upon conversion of debentures that are convertible within 60 days and 2,294,871 shares issuable upon exercise of warrants that are exercisable within 60 days.
     (7) Includes 254,672 shares issuable upon exercise of options that are exercisable within 60 days.

BP Software, Ltd. has the right to purchase an additional $500,000 of convertible debentures by December 31, 1998 and another $1,000,000 in June, 1999. If BP Software, Ltd. were to exercise all its warrants and convert all the debt it holds and has a right to acquire, a change in control of the Company could result.

ITEM NO. 1  ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

     The Company's Articles of Incorporation provide that the members of the Board of Directors be divided into three classes, as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, one class of the Board of Directors is elected for a three-year term and directors in the other classes remain in office until their respective three-year terms expire. The Company's Board of Directors presently consists of five members, although there are six positions, with two positions in each class. At the expiration of each class' term, directors are to be elected to serve for a term of three years or until their respective successors have been selected and qualified.

     The nominees, Mr. Larry Foster and Ms. Marsha Murry, comprise the class to be elected at the 1998 Annual Meeting for a three-year term expiring at the 2001 Annual Meeting. Mr. Foster and Ms. Murry are currently directors of the Company. Unless otherwise directed, the persons named in the proxy intend to cast all proxies in favor of Mr. Foster and Ms. Murry to serve as directors of the Company. The Board recommends a vote IN FAVOR OF the nominees.

ITEM NO. 2   SELECTION OF INDEPENDENT ACCOUNTANTS

     On January 15, 1998 the Company retained PriceWaterhouseCoopers LLP as its independent accountants to report on the Company's financial statements for the fiscal year ended December 31, 1997. PriceWaterhouseCoopers LLP reported on the Company's financial statements for the fiscal years ended December 31, 1994 and 1995. The Board of Directors unanimously recommends a vote FOR the selection of PriceWaterhouseCoopers LLP as the independent accountants.

ITEM NO. 3   PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE
AUTHORIZED COMMON SHARES TO 25 MILLION

     The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company from 10,000,000 to 25,000,000 (the "Amendment").

     The additional Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed Amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for the effects incidental to increasing the number of shares of the Company's Common Stock outstanding to the extent additional shares are actually used. If the Amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Certificate of Incorporation with the Secretary of Sate of the State of Washington.

     The purpose of the proposal to authorize additional shares of Common Stock is to provide the Company with the ability to convert debt to equity upon the request of the debt holders, to sell shares to warrant holders upon their election to exercise, flexibility to issue Common Stock for other proper corporate purposes which may be identified in the future, such as to raise equity capital, to support convertible debt issuance, or to make acquisitions through use of stock. The Board of Directors and management believes acquisitions of certain technology, product lines and in some cases a company's assets is an efficient method to expand market opportunities, leverage brand equity, and improve margins, while eliminating duplicate overhead. By pursuing a well-timed acquisition strategy, these improved capabilities can lead to
improved operating results.   The Company's ability to pursue these
opportunities depends upon the availability of Common Stock as a medium of exchange.

     Prior to effectiveness of this Amendment, the Company has 10,000,000 authorized shares of Common Stock. Of this authorized number 6,313,797 shares were outstanding as of the Record Date and an additional 1,221,506 were reserved for issuance under the Company's equity compensation plans. In addition, the Company has made obligations for 153,846 shares for issuance under stock subscription agreements that were sold to three accredited investors for an aggregate of $100,000. The Company has also issued $2,750,000 of debt, which is convertible into 6,474,359 shares of common stock. These debt instruments are listed below with the terms, due dates and conversion privileges. The Company has also issued warrants to purchase shares of common stock. Most of these warrants were issued in connection with the debt transactions. The unexpired warrants, expiration dates and exercise terms are listed below. For detailed discussions of the convertible debt transactions, warrant obligations and the stock subscription agreements, refer to the Liquidity and Capital Resources section of Management's
Discussion and Analysis in the Annual Report, beginning on page XX, and Liquidity and Capital Resources section of Management's Discussion and
Analysis in the 10-QSB's for the first and second quarters of 1998, which are included in Appendix A of this Proxy Statement. Notes 9 & 11 to the audited financial statements for 1997, on page XX of the Annual Report, have further information that may be helpful. The Company's Annual Report is enclosed with this proxy statement.


       Any conversion of the debt listed below would terminate the debt obligation, reducing liabilities and increasing additional paid-in capital in the shareholder equity section of the Balance Sheet.


CONVERTIBLE DEBT:

                                                                             Minimum
 Amount of debt     Due Date     Interest rate     Shares on conversion   conversion unit    Conversion rate
 --------------     --------     -------------     --------------------   ---------------    ---------------
  $250,000.00         Open             5%                 384,615                            $0.65 per share
  $500,000.00       10/28/00           1%                 833,333            $10,000.00      $0.60 per share
  $500,000.00       11/28/00           1%                 833,333            $10,000.00      $0.60 per share
  $500,000.00       01/09/01           1%                 961,538            $10,000.00      $0.52 per share
  $500,000.00       01/23/01           1%                 961,539            $10,000.00      $0.52 per share
  $500,000.00       06/15/03           1%                2,500,000           $10,000.00      $0.20 per share


       Any exercise of the warrants listed below would provide cash to the Company and increase additional paid-in capital in the shareholder equity section of the Balance Sheet.

WARRANTS:

    Exercisable shares        Exercise price         Cash on exercise         Expiration date
    -----------------        --------------         ----------------         ---------------
         25,000                  $6.00                  $150,000                10/04/99
        747,797                  $8.50                $6,356,275                10/04/98
        100,000                  $1.25                  $125,000                08/21/99
         75,000                  $0.75                   $56,250                10/23/00
         83,556                  $0.56                   $47,007                09/30/02
        833,333                  $1.50                $1,250,000                11/28/02
        961,538                  $1.25                $1,201,923                01/28/03
        500,000                  $0.75                  $375,000                06/15/03


       If all the debt were converted and all warrants and options were exercised, the Company would need 7.5 million shares more than are currently authorized. If the shares were not available for these obligations, the Company would be in technical default of these agreements. The Board of Directors has also authorized an additional 500,000 shares for the 1989 Stock Option Plan shareholders are asked to authorize in ITEM NO. 4 below, leaving approximately 7 million shares for other uses upon passage of this amendment. In order to sustain continuing operations until the Company achieves profitability, further equity and/or convertible debt financing will be necessary.

     Although the Company has no specific plans for immediate use of these additional shares, the availability of additional shares of Common Stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time (and expense) of seeking stockholder approval in connection with the contemplated action. If the amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law.

     The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock will be required to approve this amendment to the Company's Articles of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes. Unless otherwise directed, the person named in the proxy intends to cast all proxies in favor of the Amendment.

     The Board of Directors unanimously STRONGLY recommends a vote IN FAVOR OF approving the Amendment of the Company's Articles of Incorporation.

ITEM NO. 4   PROPOSAL TO RESERVE AN ADDITIONAL 500,000 SHARES UNDER THE 1989
STOCK OPTION PLAN

GENERAL

     In February 1989, the Company's shareholders approved the adoption of the Midisoft Corporation 1989 Stock Option Plan (the "Option Plan"). The Company is currently authorized to issue 1,350,000 shares of Common Stock upon exercise of options granted under the Option Plan. Options for approximately 629,000 of these shares have been exercised. All of the remaining authorized shares have been granted. The shareholders will be asked at the Annual Meeting to consider and approve an amendment to the Option Plan under which an additional 500,000 shares of Common Stock will be reserved for grants to officers and employees, pursuant to the Option Plan. The Option Plan provides for the granting of incentive stock options and non-qualified stock options.

     The Board of Directors believes that the attraction and retention of the best employees is essential to the Company's growth and success and that the grant of stock options to such employees is necessary for the Company to remain competitive in its compensation practices. Currently, there are no shares available for future grants under the Option Plan. Although there are no immediate plans to issue additional options, the Board and management believe it is essential that shares be available under the Option Plan for additional grants when it becomes necessary or desirable for the attraction or retention of valuable employees. With the demand for highly-skilled professionalss at an all time high, especially in the technology industries, the Board and management believe it is critical to the Company's success to maintain competitive employee compensation programs. In order to continue to provide necessary incentives to employees, the Board of Directors has approved this amendment, which will become effective upon shareholder approval.

DESCRIPTION OF THE STOCK OPTION PLAN

     The Company's 1989 Stock Option Plan was adopted by the Board of Directors and approved by the shareholders of the Company in February 1989. An aggregate of 1,350,000 shares of Common Stock are currently reserved for issuance under the Option Plan. The Board of Directors, subject to shareholder approval, has proposed that the number of shares available under the Option Plan be increased to 1,850,000 shares.

     The Option Plan provides for the granting of incentive stock options ("ISO") within the meaning of Section 422 of the Internal revenue Code of 1986, as amended (the "Code") and nonqualified stock options. Nonqualified stock options may be granted to employees, directors and consultants of the Company, while ISOs may be granted only to employees. No options may be granted under the Option Plan subsequent to February 1999.

     The Option Plan is currently administered by the Compensation and Option Committee of the Board of Directors, which determines the terms and conditions of the options granted under the Option Plan, including the exercise price, number of shares subject to the option and the exercisability thereof.

     The exercise price of all ISOs granted under the Option Plan must be at least equal to the fair market value of the

Common Stock of the Company on the date of grant. The exercise price of all non-qualified stock options granted under the Option Plan shall be determined by the Option Committee. The term of all non-qualified options granted under the Option Plan may be amended or terminated by the Board of Directors, but no such action may impair the rights of a participant under a previously granted option.

     The Option Plan provides the Board of Directors or the Compensation and Option Committee the discretion to determine when options granted thereunder shall become exercisable and the vesting period of such options. Upon termination of a participant's employment or consulting relationship with the Company, all unvested options terminate. All vested options remain exercisable for a period not to exceed three months following the termination date.

     The Option Plan provides that, in the event the Company enters into an agreement providing for the merger of the Company into another corporation or the sale of substantially all of the Company's assets, any outstanding unexercised option shall become immediately exercisable as of the date of such agreement. Upon the consummation of the merger or sale of assets such options shall terminate unless they are assumed or another option is substituted therefor by the successor corporation.

     As of April 1, 1998, a total of 776,047, ISOs and non-qualified options were outstanding with exercise prices ranging from $.10 to $2.75 per share and a weighted average exercise price per share of $1.00. At April 1, 1998, options for 298,299 shares of Common Stock were vested and options for no shares of Common Stock were available for future grants under the Option Plan. The Company has approximately 26 employees who are eligible to participate in the Option Plan.

TAX CONSEQUENCES

     The following summarizes federal income tax consequences of stock options issued under the Option Plan. State and local tax consequences may differ.

     The grant of either an ISO or a non-qualified stock option under the Option Plan in general will not result in any federal income tax consequences to the optionee or to the Company. Upon exercise of a non-qualified stock option, the optionee is subject to ordinary income taxes on the difference between the option price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the same amount.

     The optionee's basis for determining the amount of gain or loss upon the subsequent disposition of the shares acquired pursuant to the exercise of a non-qualified stock option, will be equal to the closing price of the stock on the date of the exercise of the option. Upon the disposition of the shares acquired through exercise of a non-qualified stock option, the difference between the sales price and the optionee's basis will be treated as a long-term or short-term capital gain or loss depending on the holding period following exercise. The Company does not receive a tax deduction for this gain. The disposition of stock acquired through the exercise of non-qualified stock options does not impact the Company for income tax purposes.

     An optionee who is a reporting person for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended, is taxed six months after exercise of a non-qualified stock option unless the optionee elects within 30 days of exercise to be treated in the same manner as the other optionees. Absent such an election, the measure of the optionee's ordinary income is the difference between the fair market value of the stock at the end of the six-month period and the option price. The Company is entitled to an income tax deduction in the same amount. Any gain realized by the optionee on subsequent disposition of the stock will receive long-term or short-term capital gain treatment depending on the holding period, following lapse of the six-month period unless the special election discussed above is made, in which case the holding period for determining long-term or short-term capital gain treatment begins on the date of exercise.

     An optionee recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend on how long the optionee has held the shares. If the optionee does not dispose of the shares within two years after the ISO was granted, and within one year after the ISO was exercised, the optionee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the share and the exercise price. The Company is not entitled to a deduction under these circumstances.

     If the optionee fails to satisfy either of the foregoing holding periods, part or all of any gain recognized upon the disposition of stock will constitute ordinary income in the year of the disposition (referred to as a "disqualifying disposition"). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long-term or short-term capital gain, depending on the holding period. If no gain is realized, there generally will be no ordinary income, and any loss will be long-term or short-term capital loss (depending on the holding period). The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionee.

     The "spread" under an ISO is the difference between the fair market value of the shares at exercise and the exercise price, and is treated as an item of alternative minimum taxable income in the year of exercise for purposes of the alternative minimum tax. Optionees are advised to consult their tax advisors prior to the exercise of options, or disposition of stock acquired pursuant to exercise of option, with respect to the alternative minimum and regular tax consequences thereof.

REGISTRATION OF OPTION SHARES

     The Company has not registered under the Securities Act 750,000 of the shares previously authorized. The Company expects all shares under the Option Plan, including the 500,000 additional shares for which approval is now sought will be registered under the Securities Act as soon as practicable following approval by shareholders. Such registration, when completed, would in most cases permit the unrestricted resale in the public market of shares issued pursuant to the Option Plan.

SHAREHOLDER VOTE REQUIRED

     Approval of the amendment to the Option Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting.

     The Board of Directors unanimously recommends a vote IN FAVOR OF approval of the amendment to the Company's 1989 Stock Option Plan authorizing issuances of up to an additional 500,000 shares of the Company's Common Stock.

                              PROPOSALS OF SHAREHOLDERS

     Shareholder proposals to be presented at the Company's 1999 Annual Meeting of Shareholders and included in the Company's Proxy Statement relating to such meeting must be received by the Company no later than January 24, 1999. Such proposals should be directed to the Corporate Secretary of Midisoft Corporation, 1605 Sammamish Road, Suite 205, Issaquah, Washington 98027.

                                    OTHER BUSINESS

     It is not intended by the Board of Directors to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereto, in accordance with the judgment of the persons voting such proxies.

                                    ANNUAL REPORT

     A copy of the Company's 1997 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is enclosed. Shareholders not receiving a copy of such annual report may obtain one, without charge, upon request to the Company.

                         DOCUMENTS INCORPORATED BY REFERENCE


     In compliance with Item 13(a) of Schedule 14A, the following documents are incorporated by reference and included as part of the Annual Report enclosed with this Proxy Statement:


- The Company's latest audited financial statements and notes thereto, as filed in Part II, Item 7 of the 10-KSB for 1997, on pages XX through XX of the Annual Report.


- Management's Discussion and Analysis, as filed in Part II, Item 6 of the 10-KSB for 1997, on pages XX through XX of the Annual Report.


- Changes in accountants, as filed in Part II, Item 8 of the 10-KSB for 1997, on page XX of the Annual Report. PriceWaterhouseCoopers LLP, the Company's principal accountants for the current year and fiscal 1997, are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.



                                        By Order of the Board of Directors,

                                        /s/ Marsha Murry

                                        SECRETARY OF THE CORPORATION



Issaquah, Washington
September 9, 1998

                                      APPENDIX A

The following information is provided to assist shareholders with their review of Proposal No. 3, beginning on page 7 of the Proxy Statement.

1) EXCERPT FROM PART I, ITEM 2 OF THE 10-QSB FOR THE FIRST QUARTER OF 1998, MANAGEMENT'S DISCUSSION AND ANALYSIS:

     LIQUIDITY AND CAPITAL RESOURCES

        As of March 31, 1998, the Company's principal sources of liquidity included cash and cash equivalents of $394,000 and net accounts receivable of $406,000. This compares to cash, cash equivalents and short term investments of $90,000 and net accounts receivable of $574,000 at December 31, 1997. The change in liquidity and capital resources is the result of the proceeds from the sale of $1,000,000 of 1% convertible debentures in January, 1998 reduced by negative cash flow from operations during the first quarter.

        The Company's current liabilities at March 31, 1998 were $1,658,000 compared to $1,678,000 at December 31, 1997. As of March 31, 1998, working capital totaled a negative $436,000. The Company's operating activities used cash of $779,000 for the period due primarily to operating losses of $687,000, net of non-cash charges. This use of cash of $779,000 for the three month period ended March 31, 1998, is an increase of $133,000 from the first quarter of 1997 and a $237,000 increase from the fourth quarter of 1997. These increases result from lower revenues in the current period.

        The Company sold $500,000 of debentures on each of January 9, 1998 and January 28, 1998, in accordance with the Securities Purchase Agreement discussed in the Company's 10-KSB/A2 filed with the SEC on April 30, 1998. The debentures bear interest at the rate of 1% per annum payable in cash or, at the Company's option, in shares of common stock. Additionally, the debenture holder has the right to purchase an additional $1,000,000 of convertible debentures in June, 1998 and again in June, 1999. On May 14, 1998 the debenture holder and the Company agreed to continue discussion regarding the Company's capital resource needs. In this respect, the Company granted to the debenture holder a waiver of the Company's right to 30 day notice for funding or not funding the June 1998 tranch. If the debenture holder, without funding the June 1998 and June 1999 tranches, were to exercise all its warrants and convert all the debt it holds and has a right to acquire, a change in control of the Company could result.

        To date, the Company has financed its operations principally through net proceeds from two public offerings and private placements of debt and equity. Cash on hand, along with cash generated from the sale of products and collections of accounts receivable, will not be sufficient to meet the Company's requirements for the next 3 months. The Company's ability to fund continued operations depends on raising additional capital. Should the Company be unable to raise additional capital, the Company will be required to significantly reduce operations, reduce expenses, and may find it necessary to file for protection under the bankruptcy code. Such steps would likely have a material adverse effect on the Company's ability to establish profitable operations in the future. The Company will continue to pursue other financing arrangements to increase its cash reserves. There can be no assurance the Company will be capable of raising additional capital or that the terms upon which such capital will be available to the Company will be acceptable.


2)   EXCERPTS FROM PART I OF THE 10-QSB FOR THE SECOND QUARTER OF 1998:

     ITEM 1.   FINANCIAL STATEMENTS

               a)   BALANCE SHEETS - JUNE 30, 1998 AND DECEMBER 31, 1997
               b) STATEMENTS OF OPERATIONS - FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997
               c) STATEMENTS OF CASH FLOWS - FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997
               d)   NOTES TO UNAUDITED FINANCIAL STATEMENTS

                                 MIDISOFT CORPORATION
                                    BALANCE SHEETS


                                        ASSETS

                                                                              (Unaudited)              (Audited)
                                                                              At June 30,           At December 31,
                                                                                 1998                     1997
                                                                          -----------------        -----------------
Current assets:
          Cash and cash equivalents                                        $       176,000          $        90,000
          Accounts receivable - net of allowances of
            $323,000 in 1998 and $493,000 in 1997                                  294,000                  574,000
          Inventories                                                              258,000                  222,000
          Prepaid expenses and other receivable                                     87,000                   82,000
                                                                          -----------------        -----------------
              Total current assets                                                 815,000                  968,000
Long-term receivables                                                              195,000                  195,000
Property & equipment, net                                                          163,000                  239,000
Other assets                                                                        96,000                   50,000
                                                                          -----------------        -----------------
              Total assets                                                 $     1,269,000          $     1,452,000
                                                                          -----------------        -----------------
                                                                          -----------------        -----------------

                        LIABILITIES & SHAREHOLDERS' EQUITY

Current liabilities:
          Trade accounts payable                                           $     1,174,000          $       969,000
          Current portion of long-term debt                                        250,000                  250,000
          Accrued wages & payroll taxes                                            116,000                  100,000
          Other accrued expenses                                                   314,000                  329,000
          Deferred revenue                                                          26,000                   30,000
                                                                          -----------------        -----------------
             Total current liabilities                                           1,880,000                1,678,000
                                                                          -----------------        -----------------
Long-term debt, net of discount                                                  1,689,000                  802,000
                                                                          -----------------        -----------------
Warrant obligations                                                                 81,000                   81,000
                                                                          -----------------        -----------------
Shareholders' equity
          Common stock, no par value; 10,000,000 shares authorized,
            6,468,000 issued and outstanding in 1998 and
            6,359,000 issued and outstanding in 1997                            20,165,000          $    20,165,000
          Additional paid-in capital                                             2,245,000                1,245,000
          Notes receivable from shareholders                                      (191,000)                (191,000)
          Retained deficit                                                     (24,600,000)             (22,328,000)
                                                                          -----------------        -----------------
              Total shareholders' equity                                        (2,381,000)              (1,109,000)
                                                                          -----------------        -----------------
              Total liabilities and shareholders' equity                   $     1,269,000          $     1,452,000
                                                                          -----------------        -----------------
                                                                          -----------------        -----------------




                   See accompanying notes to financial statements.

                                 MIDISOFT CORPORATION
                               STATEMENTS OF OPERATIONS
                                     (Unaudited)

                                                                 Three Months Ended                    Six Months Ended
                                                                     June 30,                             June 30,
                                                         -------------------------------       -------------------------------
                                                              1998              1997               1998              1997
                                                         --------------    -------------       -------------    --------------
Revenues                                                  $    389,000     $    819,000        $    754,000      $  1,356,000
Cost of revenues                                               167,000          344,000             307,000           672,000
                                                         --------------    -------------       -------------    --------------
Gross profit                                                   222,000          475,000             447,000           684,000
Operating expenses:
          Sales and marketing                                  365,000          428,000             674,000           966,000
          General and administrative                           410,000          420,000             789,000           790,000
          Research and development                             197,000          255,000             422,000           521,000
                                                         --------------    -------------       -------------    --------------
                 Total operating expenses                      972,000        1,103,000           1,885,000         2,277,000
                                                         --------------    -------------       -------------    --------------
Operating loss                                                (750,000)        (628,000)         (1,438,000)       (1,593,000)
Interest and other income/(expense)                            (60,000)         (25,000)           (836,000)          (32,000)
                                                         --------------    -------------       -------------    --------------
Net loss                                                  $   (810,000)    $   (653,000)       $ (2,274,000)     $ (1,625,000)
                                                         --------------    -------------       -------------    --------------
                                                         --------------    -------------       -------------    --------------

Net loss per share (basic)                                $      (0.13)    $       0.11)       $      (0.36)     $      (0.28)
                                                         --------------    -------------       -------------    --------------
                                                         --------------    -------------       -------------    --------------

Net loss per share (fully diluted)*                       $      (0.13)    $      (0.11)       $      (0.36)     $      (0.28)
                                                         --------------    -------------       -------------    --------------
                                                         --------------    -------------       -------------    --------------
* Common stock equivalents not included, as it would
  be anti-dilutive

Weighted average shares outstanding                          6,297,130        5,890,000           6,297,542         5,863,000
                                                         --------------    -------------       -------------    --------------
                                                         --------------    -------------       -------------    --------------



                   See accompanying notes to financial statements.

                                 MIDISOFT CORPORATION
                               STATEMENTS OF CASH FLOWS
                                     (Unaudited)

                                                                                Six Months Ended
                                                                                    June 30,
                                                                       -----------------------------------
                                                                            1998                 1997
                                                                       ---------------     ---------------
Cash flows from operations:
          Net loss                                                      $  (2,274,000)      $  (1,625,000)
                                                                       ---------------     ---------------
          Adjustments to reconcile net loss to net cash
            provided by operating activities:
              Depreciation & amortization                                      83,000             408,000
              Non-cash interest expense to APIC                               722,000              36,000
              (INCREASE) DECREASE IN ASSETS:
                Accounts receivable, net                                      280,000             677,000
                Inventories                                                   (36,000)            165,000
                Prepaid expenses                                               (5,000)            (69,000)
                Other Assets                                                  (46,000)                  -
              INCREASE (DECREASE) IN LIABILITIES:
                Trade accounts payable                                        205,000              73,000
                Accrued wages & payroll taxes                                  16,000             (46,000)
                Other accrued expenses                                        (15,000)                  -
                Deferred revenue                                               (4,000)           (619,000)
                                                                       ---------------     ---------------
                    Total adjustments                                       1,200,000             625,000
                                                                       ---------------     ---------------
                    Net cash used for operations                           (1,074,000)         (1,000,000)
                                                                       ---------------     ---------------
Cash from/(used for) investments:
          Additions to plant & equipment                                       (5,000)             (3,000)
                                                                       ---------------     ---------------
                    Net cash used for investments                              (5,000)             (3,000)
                                                                       ---------------     ---------------
Cash flows from financing:
          Note Payable                                                                            360,000
          Proceeds from issuance of long-term debt and warrants,
          net of debt issue costs                                           1,165,000                   -
                                                                       ---------------     ---------------
                    Net cash provided by financing                          1,165,000             360,000
                                                                       ---------------     ---------------
Net change in cash and cash equivalents                                        86,000            (643,000)
Cash and cash equivalents, beginning of year                                   90,000             709,000
                                                                       ---------------     ---------------
Cash and cash equivalents, end of period                                $     176,000       $      66,000
                                                                       ---------------     ---------------
                                                                       ---------------     ---------------

Supplemental cash flow information:
          Common stock issued in payment of interest                    $           -       $      36,000




                   See accompanying notes to financial statements.

                                 MIDISOFT CORPORATION

                       NOTES TO UNAUDITED FINANCIAL STATEMENTS

              FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997



INTERIM FINANCIAL INFORMATION

     The condensed financial statements included herein have been prepared by Midisoft Corporation (the "Company") without audit, according to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. However, in the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) considered necessary to present fairly the results for the interim periods presented. The accompanying condensed financial statements and related notes should be read in conjunction with the Company's 1997 audited financial statements included in its Annual Report on Form 10-KSB filed April 15, 1998.

     The results of operations for the three and six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the full calendar year.

ACCOUNTS RECEIVABLE AND MAJOR CUSTOMER INFORMATION

     Accounts receivable from Original Equipment Manufacturers (OEM) and other resellers are summarized as follows:

                                                 June 30,      December 31,
                                                   1998            1997
                                                   ----            ----
     OEM                                       $  120,000     $     137,000
     Resellers and other                          497,000           930,000
                                               ------------  ---------------
       Subtotal                                   617,000         1,067,000
     Less:  Allowance for doubtful accounts      (196,000)         (260,000)
            Allowance for sales returns          (127,000)         (233,000)
                                               ------------  ---------------
     Total accounts receivable                 $  294,000     $     574,000
                                               ------------  ---------------
                                               ------------  ---------------


     Accounts receivable consist principally of amounts due from OEMs and reseller customers for licensing fees, royalties and direct sales of products. OEM customer payment terms typically are one year in duration and require payments to be made in monthly or quarterly installments. At June 30, 1998, OEM accounts receivable amounts not yet due were $0, compared to $16,000, equal to 12% of accounts receivable at December 31, 1997. Reseller payment terms typically are standardized and similar to those given software distributors. At June 30, 1998, reseller accounts receivable amounts not yet due were $284,000, equal to 57% of total reseller receivables compared to $425,000, equal to 46% at December 31, 1997.

     The Company's primary credit concentrations involve domestic and foreign OEM and reseller customers. Foreign customers are primarily located in Western Europe, Taiwan, Singapore, Korea and Japan. Domestic customers comprised $501,000 of accounts receivable at June 30, 1998, compared to $1,054,000 at December 31, 1997. Foreign customers comprised $116,000 of accounts receivable at June 30, 1998 compared to $13,000 at December 31, 1997.

INCOME TAXES

     No income taxes are payable at June 30, 1998, as a result of the Company's year-to-date loss and the result of Federal net operating losses at December 31, 1997 of approximately $22.7 million that will reduce taxes due in future periods and expire beginning in 2008. In certain circumstances, as specified in the Internal Revenue Code, a 50% or more ownership change by certain combination of the Company's stockholders during any three-year period would result in limitations on the Company's ability to utilize its net operating loss carry-forward. An investor who owns $2,000,000 in principal amount of convertible debentures and associated warrants outstanding, has the right to purchase an additional $1,000,000 of convertible debentures in 1998 and an additional $1,000,000 of convertible debentures in June, 1999. If the debenture holder were to exercise all its warrants and convert all the debt it holds and has a right to acquire, a change in control of the Company could result.

INVENTORIES

Inventories are summarized as follows:

                                              June 30,         December 31,
                                                1998               1997
                                                ----               ----
Raw Materials                               $    93,000        $    212,000
Finished Goods                                  200,000              75,000
Less:  Allowance for obsolescence               (35,000)            (65,000)
                                           -------------      --------------
   Total Inventories                        $   258,000        $    222,000
                                           -------------      --------------
                                           -------------      --------------


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ABOVE.

GENERAL

     Midisoft is a leading provider of innovative applications and utilities for the control and use of sound on personal computers. The Company was founded in 1986 and has developed award-winning audio software products since that time. Over the past 12 years the total available market for these types of products has expanded dramatically from a very small segment of PCs used mainly by computer hobbyists into virtually each computer that ships from every system manufacturer. Sound on the PC has changed from a differentiating feature into a standard component on all hardware platforms and product lines. The emergence of the Internet has amplified this expansion and created the backbone with which sounds, voice messages and music can now be sent globally to enhance communication world-wide. As new technologies evolve, the Company believes it can continue to be a premiere provider of audio control expertise. The Company markets its products on a worldwide basis to (i) original equipment manufacturers (OEMs), which "bundle" one or more of Midisoft's products with their own products, (ii) distributors and resellers, which directly supply the retail distribution channel, (iii) end users, catalog companies, and businesses and (iv) on-line Internet sales.

     Sales to software distributors and resellers, together with direct sales, represented 76% and 77% of revenues in the three and six months ended June 30, 1998, and OEM sales represented 24% and 23% during the same periods. International sales accounted for 5% and 4% of the Company's revenues during the three and six months ended June 30, 1998. Midisoft's customer base tends to vary from period to period as it establishes new relationships in each of its customer segments. During the three months ended June 30, 1998, two different software distributors individually accounted for at least 10% of the Company's revenues, collectively accounting for 39%. During the six months ended June 30, 1998, three software distributors individually accounted for at least 10% of the Company's revenues and together represented 39% of net revenues for the period.

     The Company's revenues include sales of software, software licenses and services, less returns. Cost of revenues includes the costs of manuals, diskettes and duplication, packaging materials, assembly, paper goods, shipping costs, amortization of purchased software technology and amortization of capitalized software development costs. Cost of revenues as a percentage of sales is lower for OEM sales than for distributor and direct sales because few direct costs are involved. Sales and marketing expenses consist primarily of salaries of sales and marketing personnel, customer service and technical support costs and advertising and promotion expenses. General and administrative expenses consist of salaries of administrative personnel, legal and accounting costs and general operating expenses including rent and insurance. Research and development expenses consist primarily of personnel and equipment costs required to conduct the Company's development efforts. Software development costs are expensed as incurred, until technological feasibility is established, after which any additional costs may be capitalized until the software is ready for release. Amortization of capitalized software development costs begins when the related product is available for release to customers. The Company has determined that the dynamic nature of software technology precludes it from capitalizing software development in the future.

     Revenues from sales to distributors and resellers and direct sales are recognized when products are shipped. The Company's software sales agreements generally do not involve significant obligations to customers subsequent to product delivery. Revenues from products licensed to OEMs, consisting of one-time license fees, are recognized at the time the software master is delivered and when the criteria for fixed fee revenue recognition under Statement of Position No. 97-2 "Software Revenue Recognition" are satisfied. The Company recognizes additional royalty use or unit copy royalty fees, pursuant to license agreements, when the Company receives payments from OEM customers.

ACQUISITIONS

     On January 28, 1998, the Company announced it had signed a letter of intent to acquire Passport Designs, Inc., a privately held company in Foster City, California. Subsequently, the parties discontinued negotiations and the Company ceased activity related to the acquisition of Passport Designs, Inc.

SEASONALITY

     Sales to distributors tend to be greater in the third and fourth quarter as consumers buy software to supplement their holiday computer hardware purchases. OEM sales are concentrated in a small number of large customer contracts and tend to occur sporadically. Sales generally increase when software upgrades become available.

NEW PRODUCTS

     MEDIAWORKS 98 In late June 1998, the Company released MediaWorks-TM- 98 v1.0, a next-generation multimedia playback application for Windows 95/98 and NT. MediaWorks 98 provides end-users with an easy to use and extensible audio/video player that supports most popular file types found on today's PC. The product features an intuitive user interface with a single set of transport controls, as well as an integrated database engine called the MediaFinder-TM-which significantly simplifies the task of locating and managing the large volume of media files on the typical users local system.

     The Company is marketing MediaWorks 98 to its traditional OEM customers and prospects as a logical replacement for the Audio Pro stereo rack utility. In addition, the Company is aggressively marketing MediaWorks 98 on its web site (HTTP://WWW.MIDISOFT.COM/HTML/CATALOG/MW98/DEFAULT.HTM) and on popular on-line software download sites such as BuyDirect.com, ZDNet, download.com, and others. New versions of MediaWorks 98 are planned which take advantage of the modular, "plug-in" architecture. The plug-in architecture allows new feature enhancements and player modules that support additional file formats to be developed and "registered" with the main application.

     INTERNET MEDIA PLAYER In July 1998, the Company formally released Internet Media Player-TM- v3.0, a streaming media player with full support for Microsoft Corporation's recently released NetShow v3.0. The player provides an easy and fast way for Internet users to find, save, organize and directly access links to their favorite streaming content such as live radio and TV broadcasts, concert "webcasts", on-line news and entertainment

     Internet Media Player was a featured NetShow Partner third-party product on Microsoft's web site and was included on two Microsoft NetShow Tools CDs distributed to more than 50,000 commercial and corporate software developers. Internet Media Player is being sold and distributed to end-users on-line via the Company's Web site and targeted ad banner advertising on streaming-specific web sites. Of particular interest to third-party customers is the ability to "brand" Internet Media Player with corporate logos, advertising and streaming content links, as well as the ability to automatically refresh advertising and content via the Internet.

     MIDISOFT DESKTOP SHEET MUSIC Although initially planned for release in Q2, the 2.0 version of Desktop Sheet Music is currently scheduled for release at the end of Q3 to enable the inclusion of significant additional functionality as suggested by early beta users of the product. Desktop Sheet Music provides a powerful tool by which users can create and publish professional sheet music using a personal computer. Standard MIDI files can be imported into DSM and converted into high-quality music notation.

     MIDISOFT STUDIO RECORDING SESSION Midisoft SRS 2.0 is a computerized music sequencer and the latest version of the product and category that was pioneered by Midisoft in 1986. It gives the user a means by which to create music, edit the music in many ways and subsequently print it out. Midisoft SRS differentiates itself from other music sequencers on the market by including the sheet music engine that powers Midisoft Desktop Sheet Music. Competing products from other developers in this category cannot produce the quality of printed output that is available from Midisoft SRS. It also has been rescheduled for release at the end of Q3 in an effort to include functionality requested by early users of the beta release.

COMPARISON OF THREE AND SIX MONTHS ENDED JUNE 30, 1998 TO 1997

     This table provides comparative results of the quarters ending June 30, 1998 and 1997. A general discussion of these results follow.

                                              Three months ending June 30,             Six months ending June 30,
                                               1998                1997                1998                1997
                                           % of Revenue        % of Revenue        % of Revenue        % of Revenue
                                           ------------        ------------        ------------        ------------
Net Sales Revenue                                  100%                100%                100%                100%
Gross Profit                                        57%                 58%                 59%                 50%
Research & Development                              51%                 31%                 56%                 38%
Sales & Marketing Expense                           94%                 52%                 89%                 71%
General & Administrative Expense                   105%                 51%                105%                 58%
Total Operating Expenses                           250%                135%                250%                168%
Net Operating Income (Loss)                       -193%                -77%               -191%               -117%
Other (Income) Expense                             -15%                 -3%               -111%                 -2%
Net Income (Loss)                                 -208%                -80%               -302%               -120%

Revenues for the three months ended June 30, 1998 were $389,000, a decrease of $430,000, or 53%, compared to $819,000 for the same period in 1997. Revenues for the first six months of 1998 were $754,000, a decrease of $602,000, or 44%, compared to $1,356,000 for the same period in 1997. Sales to software distributors and resellers, together with direct sales were $296,000 and $583,000, representing 76% and 77% of revenues in the three and six months ended June 30, 1998, compared to $558,000 and $827,000 which represented 68% and 61% of revenues for the same period in 1997. OEM and strategic product sales of $93,000 and $171,000 represented 24% and 23% in the three and six months ended June 30, 1998, respectively. OEM and strategic product sales of $261,000 and $529,000 represented 32% and 39% in the three and six months ended June 30, 1997, respectively. International sales accounted for 5% and 4% of the Company's revenues for the three and six months ended June 30, 1998 and accounted for 9% and 22% for the same periods in 1997. Sales to distributors and resellers were lower in part from higher returns in the second quarter and lower units sales in the first six months of 1998. The Company believes that the decline in OEM sales is substantially related to significant industry-wide reductions in PC prices which began in the fourth quarter of 1997. It appears that these pricing pressures increased during the first quarter of 1998 as a result of excess industry-wide PC inventories. Subsequent actions by the Company's OEM customers to reduce their costs and number of suppliers appears to have adversely affected the Company's OEM sales during the first and second quarters of 1998.

     Gross profit for the three months ended June 30, 1998 was $222,000, a decrease of $253,000, or 53%, compared to $475,000 for the same period the prior year. Gross profit for the six months ended June 30, 1998 was $447,000, a decrease of $237,000, or 35%, compared to $684,000 for the same period the prior year. As a percentage of revenues, gross profit decreased to 57% in the three months ended June 30, 1998 from 58% in 1997. As a percentage of revenues, gross profit increased to 59% in the six months ended June 30, 1998 from 50% in 1997. Gross profits, in general, are affected by the mix of OEM licensing revenue versus application products revenue as well as the mix within application products. Costs were lower in the second quarter of 1998 compared with the same quarter last year due primarily to the absence of software amortization costs. Software amortization costs for the three and six months ended June 30, 1997 were $150,000 and $308,000, respectively. These assets were fully amortized in 1997. Without amortization expense, cost of revenues for the three and six months ended June 30, 1997 would have been 27% and 27%, as compared with 43% and 41% for the same periods in 1998, increases of 16% and 14%, respectively. Contributing to gross margin reduction was a higher level of returns and a change in sales mix, reflecting lower OEM sales, through the first half of 1998 compared to the first half of 1997. Also, increased cost of goods sold resulted in part from recording reserves for potentially excess or obsolete items.

     Sales and marketing expenses for the three months ended June 30, 1998 were $365,000, a reduction of $63,000, compared to $428,000 for the same period in the prior year. Sales and marketing expenses for the six months ended June 30, 1998 were $674,000, a reduction of $292,000, compared to $966,000 for the same period in the prior year. As a percentage of revenues, sales and marketing expenses increased to 94% in the three months ended June 30, 1998 from 52% for the same period in 1997. As a percentage of revenues, sales and marketing expenses increased to 89% in the six months ended June 30, 1998 from 71% for the same period in 1997. The reduction in expenses reflects the Company's increasing emphasis on cost controls and targeting marketing and sales efforts into direct sales channels. The increase in these costs as a percentage of sales results from lower revenues.

     General and administrative expenses for the three months ended June 30, 1998 were $410,000, a decrease of $10,000, compared to $420,000 for the same period of the prior year. General and administrative expenses for the six months ended June 30, 1998 were $789,000, a decrease of $1,000, compared to $790,000 for the same period of the prior year. Although these expenses remained flat for the comparison periods, as a percentage of revenues, these expenses for the three months ended June 30, 1998 increased to 105% from 51% for the same period in 1997 and for the six months ended June 30, 1998 increased to 105% from 58% for the same period in 1997.Again, these increases as a percent of sales were due to lower revenues in the first half of 1998. G&A expense is comprised mainly of fixed obligations and the Company is endeavoring to reduce these costs by restructuring certain lease agreements, reducing insurance and other costs.

     Research and development expenses for the three months ended June 30, 1998 were $197,000, a decrease of $58,000, compared to $255,000 for the same period the prior year. As a percentage of revenues, research and development expenses increased to 51% in the three months ended June 30, 1998 from 31% for the same period in 1997. Research and development expenses for the six months ended June 30, 1998 were $422,000, a decrease of $99,000, compared to $521,000 for the same period the prior year. As a percentage of revenues, research and development expenses increased to 56% in the six months ended June 30, 1998 from 38% for the same period in 1997. The Company's continued investment in product development reflects commitments to continually introduce new or improved products.

     Interest and other income for the three months ended June 30, 1998 was $3,350 compared to $500 for the same period the prior year. Interest and other income for the six months ended June 30, 1998 was $10,000 compared to $7,000 for the same period the prior year. Interest expense for the three months ended June 30, 1998 was $63,000 compared to $25,000 for the same period in 1997. Interest expense for the six month period ending June 30, 1998 was $816,000 compared to $39,000 for the same period the prior year, an increase of $777,000. $722,000 of this increase was a one time non-cash charge relating to the amortization of the $1,000,000 of convertible debentures issued in January 1998. The remaining increase in interest expense results from increased borrowing in the current year.

     No income taxes are payable at June 30, 1998, the result of the Company's year-to-date loss and the result of Federal net operating losses at December 31, 1997 of approximately $22,676,000. The net operating losses will reduce taxes due in future periods and begin to expire in 2008, subject to the change in control criteria and NOL use limitations as specified in Internal Revenue Code
Section 382 and related code sections.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1998, the Company's principal sources of liquidity included cash and cash equivalents of $176,000 and net accounts receivable of $294,000. This compares to cash, cash equivalents and short term investments of $90,000 and net accounts receivable of $574,000 at December 31, 1997. The decline in liquidity and capital resources is the result of negative cash flow from operations.

     The Company's current liabilities at June 30, 1998 were $1,880,000 compared to $1,678,000 at December 31, 1997. As of June 30, 1998, working capital totaled a negative $1,065,000.

     The Company's operating activities used cash of $1,074,000 for the six month period ended June 30, 1998, reflecting an increase of $74,000 compared with the same period in 1997. During the second quarter of 1997, the Company's net operating activities used cash of $295,000, a decrease of $59,000, compared with the same period the prior year.

     The Company sold $500,000 of debentures on each of January 9, 1998 and January 28, 1998, in accordance with the Securities Purchase Agreement discussed in the Company's 10-KSB/A2 filed with the SEC on April 30, 1998. The debentures bear interest at the rate of 1% per annum payable in cash or, at the Company's option, in shares of common stock. Additionally, the debenture holder has the right to purchase an additional $1,000,000 of convertible debentures in June, 1998 and again in June, 1999. On May 14, 1998 the debenture holder and the Company agreed to continue discussion regarding the Company's capital resource needs. In this respect, the Company granted to the debenture holder a waiver of the Company's right to 30 day notice for funding or not funding the June 1998 traunch. In July 1998 the Company and the debenture holder amended the Securities Purchase Agreement, with respect to the proposed June 15, 1998 sale of $1,000,000 of convertible debentures, to provide for the sale of up to $1,000,000 of Senior Convertible Secured Notes through December 31, 1998. The first $500,000 of these notes are for five years and bear interest at the rate of one percent (1%) per annum, payable in cash annually on the anniversary date of the notes. These notes are convertible into 2,500,000 shares of the Company's common stock. The note holder will also receive five year warrants to purchase 500,000 of the Company's common stock at an exercise price of $0.75 per share. The notes will be secured by first, prior and perfected interests in all intellectual property rights, fixed assets and contracts for product delivery. The note holder has the option to purchase an additional $500,000 of notes with terms and conditions similar to those referenced above, prior to December 31, 1998, with a conversion price equal to forty-seven percent (47%) of the value of each share of common stock for the ten trading days prior to exercise of the conversion option.

     The Company sold common stock to three accredited investors for a total of $100,000 under stock subscription agreements in 1997. These agreements originally provided for the stock purchase price to be $1.60 per share. This purchase price was subsequently changed to $0.65 per share in 1998. This repricing increased the number of shares to be purchased for the $100,000 from 62,500 to 153,846 shares of common stock. These shares have not yet been issued.

     To date, the Company has financed its operations principally through net proceeds from two public offerings and private placements of debt and equity. Cash on hand, along with cash generated from the sale of products and collections of accounts receivable, is not expected be sufficient to meet the Company's requirements for the next 3 months. The Company's ability to fund continued operations depends on raising additional capital. Should the Company be unable to raise additional capital, the Company will be required to significantly reduce operations, reduce expenses, and may find it necessary to file for protection under the bankruptcy code. Such steps would likely have a material adverse effect on the Company's ability to establish profitable operations in the future. The Company will continue to pursue other financing arrangements to increase its cash reserves. There can be no assurance the Company will be capable of raising additional capital or that the terms upon which such capital will be available to the Company will be acceptable.

TRADE DEBT AND OTHER MATTERS

     As of June 30, 1998, the Company had $352,000 of accounts payable that were current, $98,000 extended to between 31 and 60 days and $724,000 extended over 60 days. The level of extended accounts payable results from the Company's negative operating cash. The Company has entered into plans to extend payments beyond due dates in the original purchase orders. While the Company believes that payment plans will continue to be accepted, there is no certainty that the Company will be able to continue to meet extended payment terms. The Company has received demand letters from certain vendors requesting immediate payment of amounts owing them totaling approximately $491,000. Eight of these vendors have initiated litigation for claims totaling $93,000 and three of these have received judgments totaling approximately $36,000. The Company has reached settlement agreements with five of these eight vendors and is negotiating with the remaining three. Some vendors have stopped making sales to the Company and others have required cash on delivery terms. The Company has not yet failed to meet delivery commitments due to supply problems from its vendors.

YEAR 2000

     The Company has identified two systems that it relies upon for its operations that are not currently year 2000 compliant. Both of these systems' developers have made year 2000 compliant upgrades readily available. The Company believes that all other systems used in its operations are year 2000 compliant and plans to be fully compliant well before any necessary deadlines are approached. The cost of the upgrades will have an immaterial impact on the cost of operations.

PROXY                                                                      PROXY
                                 MIDISOFT CORPORATION

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                  ANNUAL MEETING OF SHAREHOLDERS - OCTOBER 30, 1998

     The undersigned hereby appoint(s) Larry Foster and Marsha Murry and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of Common Stock of Midisoft Corporation held of record by the undersigned on August 31, 1998 at the Annual Meeting of Shareholders of the Company to be held at the Issaquah Holiday Inn, 1801 12th Avenue NW, Issaquah, Washington at 2:00 p.m. (Pacific standard time) on Friday, October 30, 1998, with authority to vote upon the matters listed on this Proxy Card and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEMS 2, 3 AND 4.


                                                                                WITHHOLD
                                                                                AUTHORITY
                                                                FOR all         to vote for
                                                               Nominees         all nominees
(1)  ELECTION OF DIRECTORS                                       [  ]               [  ]
     Nominees:  Larry Foster and Marsha Murry
     THE COMPANY RECOMMENDS A VOTE FOR ALL NOMINEES

     WITHHOLD FOR THE FOLLOWING ONLY: (Write the name of the nominee(s) in the space below)

     --------------------------------------------


(2)  SELECTION OF PriceWaterhouseCoopers LLP                    FOR        AGAINST       ABSTAIN
     AS INDEPENDENT ACCOUNTANTS                                [  ]          [  ]          [  ]
     THE COMPANY RECOMMENDS A VOTE FOR THIS ITEM


(3)  AMEND THE ARTICLES OF INCORPORATION TO INCREASE
     THE AUTHORIZED COMMON SHARES FROM 10 MILLION               FOR        AGAINST       ABSTAIN
     TO 25 MILLION SHARES                                      [  ]          [  ]          [  ]
     THE COMPANY STRONGLY RECOMMENDS A VOTE FOR THIS ITEM


(4)  TO RATIFY THE AMENDMENT OF THE 1989 STOCK                  FOR        AGAINST       ABSTAIN
     OPTION PLAN                                               [  ]          [  ]          [  ]
     THE COMPANY STRONGLY RECOMMENDS A VOTE FOR THIS ITEM


Signature(s)                                 Date
              ---------------------------         ---------------------------

Please sign exactly as your name appears hereon. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of notice of meeting and proxy statement is hereby acknowledged.


[  ]      I plan to attend the Annual Meeting.